FOR IMMEDIATE RELEASE

GRYPHON RESOURCES, INC. TO RESUME BUSINESS
February 11, 2019 – Roanoke, TX Gryphon Resources, Inc.(PK:GRYO) announces it has retained Davisson & Associates of Minneapolis, MN as the company’s securities counsel. They will file a registration statement to bring the company current in its reporting requirements. Shareholders can look forward to additional company updates and releases in the coming weeks on the official company website at https://gryo.co/home/

Contact Info:
https://gryo.co/home/
info@gryo.com
(315) 254-8553
Forward Looking Statements
This press release includes statements that may constitute ''forward-looking'' statements, usually containing the words ''believe,'' ''estimate,'' ''project,'' ''expect'' or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.